Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Zion Oil & Gas, Inc. of our report dated April 15, 2005 (except for the first paragraph in Note 1C as to which the date is July 26, 2006) relating to our audits of the financial statements, which appear in the Annual Report on Form 10-K of Zion Oil & Gas, Inc. for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Lane Gorman Trubitt, L.L.P.

Dallas, Texas
March 30, 2009